EXHIBIT 99.1

FINANCIAL NEWS

SANMINA ANNOUNCES $100 MILLION STOCK REPURCHASE PROGRAM

San Jose, CA — March 11, 2013.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ GS: SANM), a leading integrated manufacturing solutions company, today announced that its Board of Directors has authorized a stock repurchase program of up to $100 million worth of the Company’s common stock.

The stock repurchase program has no expiration date.  The timing of stock repurchases and the number of shares will depend upon the market conditions and other factors.  Share repurchases, if any, will be made in the open market, through 10b5-1 programs or in negotiated transactions off the market. Repurchases under the program may be commenced or suspended at any time without prior notice.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and semiconductor systems, medical, multimedia, computing and storage, automotive and clean technology sectors. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina.com.

Contact

Paige Bombino

Director, Investor Relations

Sanmina Corporation

408.964.3610

ir@sanmina.com

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